EXHIBIT 99.1

October 27, 2016 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended September 30, 2016, of $358,000, a decrease from the $1,642,000 earned for the third quarter of 2015.   Earnings per share for the third quarter of 2016 were $.08 compared to $.40 for the prior year third quarter.  For the nine months ended September 30, 2016, net income totaled $4,896,000, a decrease from net income of $6,676,000 for the nine months ended September 30, 2015.  Earnings per share were $1.15 for the first nine months of 2016 versus $1.62 for the first nine months of 2015.  Return on average assets and return on average equity were .74 percent and 6.85 percent, respectively, for the nine months ended September 30, 2016, compared to 1.06 percent and 10.10 percent, respectively, for the same period in the prior year.
"The challenges and expense associated with the merger of two community banks are, for the most part, behind us," stated Thomas E. Wiseman, President and CEO.  "While net income and earnings per share numbers carry the burden of the merger expense, we had positive growth in revenue and assets due to the event.  The new combined OVBC has the tools and positioning in the market to focus our efforts on successfully pursuing our Community First mission.  There is much opportunity as we bring desired, competitive products, such as our holiday credit card introductory special, cash-back Rewards Checking, and Apple Pay to these expanded and new markets."
For the third quarter of 2016, net interest income increased $700,000, and for the nine months ended September 30, 2016, net interest income increased $927,000 from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the three months ended September 30, 2016, average earning assets increased $97 million, and for the nine months ended September 30, 2016, average earning assets increased $36 million from the same respective periods the prior year.  The growth in average earning assets was primarily attributable to the acquisition of Milton Bancorp, Inc. ("Milton") during the third quarter.  At the time of closing, Milton had total assets of $132 million, of which $113 million was in loans and $6 million was in investment securities.  Also contributing to loan growth was the opening of our Athens loan production office in late 2015.  As of September 30, 2016, the new office had nearly $17 million in loans outstanding.  Partially offsetting the contribution from the growth in earning assets was the decrease in the net interest margin.  For the nine months ended September 30, 2016, the net interest margin was 4.34 percent, compared to 4.38 percent for the same period the prior year.
For the three months ended September 30, 2016, the provision for loan losses totaled $1,708,000, an increase of $1,719,000, and for the nine months ended September 30, 2016, the provision for loan losses totaled $2,328,000, an increase of $1,618,000, from the same respective periods in 2015.  The provision for loan loss expense incurred for the three months ended September 30, 2016 was related to net charge-offs of $1,105,000 and to a net increase in specific reserves on collateral dependent impaired loans of $231,000.  During the third quarter of 2016, management identified impairment of $814,000 on two collateral dependent impaired loans and charged off a collateral dependent impaired loan's specific reserve of $586,000.  For the nine months ended September 30, 2016, the provision for loan loss expense incurred was related to net charge-offs of $1,439,000 and to a net increase in specific reserves on collateral dependent impaired loans of $730,000.  The ratio of nonperforming loans to total loans was 1.31 percent at September 30, 2016 compared to 1.24 percent at December 31, 2015 and 1.42 percent at September 30, 2015.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2016 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.04 percent of total loans at September 30, 2016, compared to 1.13 percent at December 31, 2015 and 1.18 percent at September 30, 2015.
For the three months ended September 30, 2016, noninterest income totaled $1,693,000, compared to $1,584,000 for the same period last year, an increase of $109,000.  Contributing to the increase was service charges on deposit accounts, which was impacted from the merging of Milton deposit accounts.  Noninterest income totaled $6,789,000 for the nine months ended September 30, 2016, as compared to $6,990,000 for the same period last year, a decrease of $201,000.  For the first nine months of 2016, tax refund processing fees totaled $2,037,000, a decrease of $325,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company as defined in the contract with the third-party tax refund product provider.  Also contributing to lower noninterest income for the nine-month period was the $163,000 decrease in gain on sale of securities.  During the nine months ended September 30, 2016, management elected not to sell any securities.  Partially offsetting the decreases in noninterest income was the year-to-date increase of $253,000 in service charges on deposit accounts related to higher overdraft fees and the addition of Milton deposit accounts.  For the first nine months of 2016, all other noninterest income sources increased $34,000 from the same period a year ago.
For the three months ended September 30, 2016, noninterest expense totaled $8,828,000, an increase of $1,101,000 from the same period last year.  For the nine months ended September 30, 2016, noninterest expense totaled $24,570,000, an increase of $1,862,000, or 8.2 percent, from the same period last year.  Generally, the acquisition of Milton contributed to an increase in most noninterest expense categories, reflecting both one-time merger related expenses and recurring expenses related to having a larger organization after the merger.  The Company's largest noninterest expense, salaries and employee benefits, increased $476,000 as compared to the third quarter of 2015 and increased $748,000 as compared to the first nine months of 2015.  The increase was primarily related to adding Milton employees, annual merit increases, and higher health insurance expense.  Also contributing to higher noninterest expense were one-time expenses related to the merger with Milton.  During the third quarter, the Company incurred $416,000 in merger related expenses, bringing the year-to-date merger related expenses to $777,000.  The remaining noninterest expenses increased $337,000 for the first nine months of 2016, as compared to the same period last year, led by software, occupancy, and furniture and equipment expense.
The Company's total assets at September 30, 2016 were $970 million, an increase of $174 million from December 31, 2015.  The acquisition of Milton provided $132 million in assets.  At September 30, 2016, total shareholders' equity exceeded $105 million, an increase of $15 million from December 31, 2015.  The consideration paid for Milton totaled $18.9 million, of which $11.5 million was the market value of OVBC common shares and $7.4 million was cash.
Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain  statements  contained in this  earnings  release which are not statements of historical fact, including statements about the expected effects of mergers with Milton Bancorp, Inc. and the Milton Banking Company, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Part II, Item 1.A. "Risk Factors" in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
PER SHARE DATA
Earnings per share	$0.08	$0.40	$1.15	$1.62
Dividends per share	$0.19	$0.21	$0.61	$0.68
Book value per share	$22.67	$21.85	$22.67	$21.85
Dividend payout ratio (a)	242.95%	52.68%	53.19%	41.94%
Weighted average shares outstanding	4,466,601	4,117,675	4,246,311	4,117,675

PERFORMANCE RATIOS
Return on average equity	1.40%	7.33%	6.85%	10.10%
Return on average assets	0.16%	0.81%	0.74%	1.06%
Net interest margin (b)	4.29%	4.46%	4.34%	4.38%
Efficiency ratio (c)	81.47%	77.00%	73.21%	69.11%
Average earning assets (in 000's)	$848,525	$751,940	$824,932	$789,034

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$9,085	$8,323	$26,147	$25,372
Interest and dividends on securities	739	693	2,360	2,137
Total interest income	9,824	9,016	28,507	27,509
Interest expense:
Deposits	597	569	1,605	1,659
Borrowings	242	162	611	486
Total interest expense	839	731	2,216	2,145
Net interest income	8,985	8,285	26,291	25,364
Provision for loan losses	1,708	(11)	2,328	710
Noninterest income:
Service charges on deposit accounts	575	415	1,414	1,161
Trust fees	58	52	174	167
Income from bank owned life insurance and
annuity assets	175	172	575	486
Mortgage banking income	44	77	162	191
Electronic refund check / deposit fees	13	12	2,037	2,362
Debit / credit card interchange income	653	604	1,864	1,769
Gain (loss) on other real estate owned	(8)	0	0	60
Gain on sale of securities	0	28	0	163
Other	183	224	563	631
Total noninterest income	1,693	1,584	6,789	6,990
Noninterest expense:
Salaries and employee benefits	5,032	4,556	14,130	13,382
Occupancy	466	404	1,300	1,194
Furniture and equipment	285	192	671	564
Professional fees	342	347	1,020	1,056
Marketing expense	249	232	744	701
FDIC insurance	81	144	378	442
Data processing	380	323	1,069	1,053
Software	368	304	962	813
Foreclosed assets	61	74	247	171
Merger related expenses	416	0	777	0
Other	1,148	1,151	3,272	3,332
Total noninterest expense	8,828	7,727	24,570	22,708
Income before income taxes	142	2,153	6,182	8,936
Income taxes	(216)	511	1,286	2,260
NET INCOME	$358	$1,642	$4,896	$6,676

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2016	2015
ASSETS
Cash and noninterest-bearing deposits with banks	$13,864	$9,475
Interest-bearing deposits with banks	48,021	36,055
Total cash and cash equivalents	61,885	45,530
Certificates of deposit in financial institutions	1,670	1,715
Securities available for sale	104,860	91,651
Securities held to maturity (estimated fair value: 2016 - $20,737; 2015 - $20,790)	19,651	19,903
Federal Home Loan Bank, Federal Reserve Bank and United Bankers Bank stock	6,939	6,576
Total loans	721,587	585,752
Less: Allowance for loan losses	(7,537)	(6,648)
Net loans	714,050	579,104
Premises and equipment, net	12,484	10,404
Other real estate owned	2,616	2,358
Accrued interest receivable	2,247	1,819
Goodwill	7,052	1,267
Bank owned life insurance and annuity assets	29,199	28,352
Other assets	7,577	7,606
Total assets	$970,230	$796,285

LIABILITIES
Noninterest-bearing deposits	$215,933	$176,499
Interest-bearing deposits	589,850	484,247
Total deposits	805,783	660,746
Other borrowed funds	35,665	23,946
Subordinated debentures	8,500	8,500
Accrued liabilities	14,494	12,623
Total liabilities	864,442	705,815

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2016 - 5,325,504 shares issued; 2015 - 4,777,414 shares issued)	5,326	4,777
Additional paid-in capital	46,788	35,318
Retained earnings	68,073	65,782
Accumulated other comprehensive income	1,313	305
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	105,788	90,470
Total liabilities and shareholders' equity	$970,230	$796,285